UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2016 (October 12, 2016)

Transgenomic, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30975 (Commission File Number)	91-1789357 (IRS Employer Identification No.)

12323 Emmit Street, Omaha, NE 68164

(Address of Principal Executive Offices) (Zip Code)

(402) 452-5400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On October 12, 2016, Transgenomic, Inc. (“Transgenomic”), New Haven Labs Inc., a wholly owned subsidiary of Transgenomic (“Merger Sub” and, together with Transgenomic, the “Transgenomic Parties”), and Precipio Diagnostics, LLC (“Precipio”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Precipio will become a wholly owned subsidiary of Transgenomic (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement. The parties expect the Merger to close in 2016.

Upon the effectiveness of the Merger (the “Effective Time”), each membership interest of Precipio (the “Company Units”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount of shares of Transgenomic common stock (“Parent Common Stock”) based on an exchange ratio set forth in the Merger Agreement, together with cash in lieu of fractional units. All outstanding membership interests in Precipio outstanding prior to the Effective Time (including preferred interests and non-voting interests) will be recapitalized into Company Units and receive the Parent Common Stock as Merger consideration (the “Common Unit Recapitalization”). The total amount of Parent Common Stock issued to the Precipio members in the Merger is expected to be between approximately 107 million and 262 million shares of Transgenomic’s common stock (before accounting for the reverse stock split that has been submitted to Transgenomic’s stockholders for approval). Pursuant to the terms of the Merger Agreement, Precipio holders are expected to own between 62% and 80% of the outstanding shares of Transgenomic following the Merger depending on the relative amount of outstanding liabilities of each of the parties at the Effective Time, but not taking into account the issuance of the New Preferred Shares described below.

The board of managers of Precipio and the boards of directors of Transgenomic and Merger Sub, and Transgenomic, in its capacity as the sole stockholder of Merger Sub, have each approved the Merger Agreement and the board of managers of Precipio and the board of directors of Transgenomic have each recommended that their respective equity holders approve the transactions contemplated by the Merger Agreement. Transgenomic will hold a special meeting of its stockholders to approve the issuance of shares of Transgenomic common stock pursuant to the Merger, as required by Nasdaq Listing Rules, as well as certain other matters (the “Special Meeting”).

The Merger Agreement contains various representations, warranties and covenants of the Transgenomic Parties and Precipio, including, among others, covenants (i) by each of Precipio and Transgenomic to operate its business in the ordinary course, (ii) by each of Precipio and Transgenomic not to engage in certain kinds of transactions during the period between the execution of the Merger Agreement and the completion of the Merger, (iii) by Precipio to have its members approve the Merger and (iv) by Transgenomic to hold the Special Meeting.

Under the Merger Agreement, Precipio and Transgenomic are subject to customary “no shop” provisions that limit their respective abilities to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to a “fiduciary out” provision that allows Precipio and Transgenomic to provide information and participate in discussions with respect to certain unsolicited written proposals and to terminate the Merger Agreement and enter into an acquisition agreement with respect to a superior proposal in compliance with the terms of the Merger Agreement (a “Superior Proposal”).

Completion of the Merger is subject to various conditions, including, among others: (i) approval of the holders of a majority of Transgenomic’s shares of outstanding common stock, (ii) approval of the requisite amount of the members of Precipio, (iii) approval of an amendment to the Certificate of Incorporation of Transgenomic contemplating the New Preferred Stock Financing (described below) and changing the name of Transgenomic to Precipio, Inc. or such other name as determined by Precipio, (iv) obtaining certain third party consents, (v) the absence of any judgment, injunction, order or decree prohibiting or enjoining the completion of the Merger, (vi) consummation of the New Preferred Stock Financing, (vii) approval of listing of the Parent Common Stock on NASDAQ, (viii) completion of the Common Unit Recapitalization (described above), (ix) increase in the size of the Transgenomic board by two members and the appointment of designees in accordance with the Merger Agreement and (x) the lock-up of certain Transgenomic stockholders and Precipio members.

In addition, the obligation of the parties to complete the Merger is subject to certain other conditions, including (i) subject to the standards set forth in the Merger Agreement, the accuracy of the representations and warranties of the other party, (ii) compliance of each party with its covenants in all material respects and (iii) no material adverse effect of either party.

The Merger Agreement contains certain termination rights for both the Transgenomic Parties and Precipio. Either may terminate the Merger Agreement if the Merger is not completed on or before the date that is six months following the date of the Merger Agreement. Moreover, either party may terminate the Merger Agreement if the other party changes its recommendation to its security holders to approve the Merger and the related transactions or enter into an agreement with a third party regarding a Superior Proposal.

The Merger Agreement also provides that, upon termination of the Merger Agreement under certain circumstances, Transgenomic will be required to pay to Precipio a termination payment of $256,500. If the Merger Agreement is terminated for certain other reasons, Precipio will be required to pay Transgenomic a termination payment of $256,500.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated by reference herein. The Merger Agreement has been included as an exhibit hereto solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about Transgenomic, Precipio or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement are made only for purposes of the Merger Agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Transgenomic, Precipio or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

In connection with the Merger, the Supporting Stockholders and Supporting Members (as defined below) will enter into a lock-up agreement with the combined company at the Effective Time pursuant to which the Supporting Stockholders agreed, among other things, not to sell shares of Transgenomic common stock for the six month period beginning at the Effective Time.

The Merger Agreement also provides that the combined company will enter into employment agreements with certain employees of Precipio at the Effective Time and that the officers of the combined company will be agreed to by the parties prior to the Effective Time.

New Preferred Shares Offering

In connection with entering into the Merger Agreement, Transgenomic received a non-binding term sheet providing for the issuance (the “New Preferred Financing”) of up to $7 million in Series “A” Redeemable Senior Convertible Preferred Shares (the “New Preferred Shares”). The New Preferred Shares will be new designations of preferred shares effectuated by an amendment to Transgenomic’s Certificate of Incorporation. The proceeds received from this offering of New Preferred Shares will be used to finance the Merger, for working capital and growth capital to expand into new markets.

Pursuant to the Merger Agreement, $3 million in indebtedness of Transgenomic owed to certain stockholders and other parties will also be converted into New Preferred Shares and $3 million in indebtedness of Precipio will be converted into New Preferred Shares.

The number of New Preferred Shares will be issued in connection with the Merger Agreement and the New Preferred Financing is expected to be between approximately 90 million and 170 million.

The New Preferred Shares are convertible into Parent Common Stock at any time at an applicable conversion price. This conversion price will be subject to certain anti-dilution protections. Certain material corporate events will also require the consent of a supermajority of holders of the New Preferred Shares. In the event of Transgenomic’s liquidation, dissolution, or winding up, holders of the New Preferred Shares will be entitled to receive assets or surplus funds of Transgenomic in an amount equal to the greater of (i) 1.5 times the original purchase price of the New Preferred Shares, plus an amount equal to all unpaid and accrued dividends and dividend equivalents and (ii) the amount that would be payable on the New Preferred Shares if they were converted into Parent Common Stock (the “Liquidation Preference”). This Liquidation Preference would also be due in the event of a future merger or sale of Transgenomic, unless a supermajority of holders elect otherwise. The New Preferred Shares will be entitled to an annual 8% cumulative payment in lieu of interest or dividends, payable in-kind for the first two years and in cash or in-kind thereafter, at the option of the holder. The New Preferred Shares will also be entitled to share on any dividends paid on the Parent Common Stock.

If an event requiring payment of the liquidation amount has not occurred in five years, the holders of the New Preferred Shares will have the option to require Transgenomic to redeem their New Preferred Shares for the Liquidation Preference. At any time after the second anniversary of the Effective Time, Transgenomic may elect to redeem the New Preferred Shares for the Liquidation Preference.

The holders of the New Preferred Shares will also enter into an Investor Rights Agreement with Transgenomic which provides certain rights, including registration rights, preemptive rights, information rights and, for so long as 50% of the New Preferred Shares purchased in the New Preferred Financing are outstanding, the right to appoint two directors of Transgenomic.

In connection with the New Preferred Financing, and as provided in the Merger Agreement, the Transgenomic board will increase its size to seven at the Effective Time, two of whom will be current directors, three of whom will be nominated by Precipio and two of whom will be nominated by the holders of the New Preferred Shares.

Voting Agreements

In connection with entering into the Merger Agreement, Transgenomic and members and warrantholders of Precipio (collectively, the “Supporting Members”), entered into a voting agreement (the “Precipio Voting Agreement”) pursuant to which the Supporting Members agreed to, among other things, (i) authorize and approve the Merger Agreement and the transactions contemplated thereby and (ii) vote against any Acquisition Proposal (as defined in the Merger Agreement). Collectively, the shares held by the Supporting Members represent approximately 71% of Precipio’s issued and outstanding membership interests.

Precipio and certain Transgenomic stockholders (the “Supporting Stockholders”) also entered into a voting agreement (the “Transgenomic Voting Agreement”) pursuant to which the Supporting Stockholders agreed to, among other things, (i) authorize and approve the Merger Agreement and the transactions contemplated thereby and (ii) vote against any Acquisition Proposal (as defined in the Merger Agreement). Collectively, the shares held by the Supporting Stockholders represent approximately 31.84% of Transgenomic’s voting stock.

The foregoing description of the voting agreements is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the form of voting agreements which are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated herein by reference in its entirety.

Item 3.02 Unregistered Sales of Equity Securities

The information in Item 1.01 of this Current Report is incorporated herein by reference.

The issuance of the Parent Common Stock in the Merger will be made in reliance upon the exemption from registration requirements in Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

The issuance of the New Preferred Shares will be made in reliance upon the exemption from registration requirements in Rule 506 of Regulation D under the Securities Act.

Item 5.01 Changes in Control of Registrant

The information in Item 1.01 of this Current Report is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective October 12, 2016, the board of directors of Transgenomic approved amendments to Transgenomic’s Bylaws to (a) add a new Article VII, Section 6 providing that the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state of federal court located within the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Transgenomic, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or agent of Transgenomic to Transgenomic or Transgenomic’s stockholders or debtholders, (iii) any action asserting a claim against Transgenomic or any director or officer or other employee of Transgenomic arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws (in each case, as they may be amended from time to time), (iv) any action asserting a claim against Transgenomic or any current or former director or officer or other employee or agent of Transgenomic governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware and (b) a new Article VII, Section 7 providing for the severability of each provision of the Company’s Bylaws.

The foregoing description of the amendments to Transgenomic’s Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment to Transgenomic’s Amended and Restated Bylaws, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On October 12, 2016, Transgenomic and Precipio issued a joint press release announcing the execution of the Merger Agreement. The joint press release is furnished as Exhibit 99.3.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 and the exhibit furnished hereunder will not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor will they be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as will be expressly set forth by specific reference in such a filing.

Forward-Looking Statements

Some of the matters discussed in this Current Report on Form 8-K (including Exhibit 99.1) may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements are based on Transgenomic’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to Transgenomic or are within its control. The following factors, among others, could cause actual results to vary from the forward-looking statements: the ability of the parties to satisfy the conditions precedent and consummate the proposed Merger, the timing of consummation of the proposed Merger, the ability of the parties to secure any required stockholder or regulatory approvals in a timely manner or on the terms desired or anticipated, the ability to achieve anticipated benefits, risks related to disruption of management’s attention due to the pending Merger, operating results and businesses generally, the outcome of any legal proceedings related to the proposed Merger and the general risks associated with the respective businesses of Transgenomic and Precipio, including the general volatility of the capital markets, terms and deployment of capital, volatility of the Transgenomic or Precipio share prices, changes in the biotechnology industry, interest rates or the general economy, underperformance of Transgenomic’s and Precipio’s assets and investments and decreased ability to raise funds and the degree and nature of Transgenomic’s and Precipio’s competition. Transgenomic does not undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date on which such statements were made except as required by law. Additional information about factors affecting Transgenomic is available in Transgenomic’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, and other filings with the SEC, which are available at www.sec.gov.

Additional Information for Transgenomic Common Stockholders

In connection with the proposed transactions, Transgenomic plans to file with the SEC a proxy statement relating to the approval of the Merger Agreement. The information in the preliminary proxy statement is not complete and may be changed. The proxy statement and this report are not offers to sell Transgenomic securities and are not soliciting an offer to buy Transgenomic securities in any state where the offer and sale is not permitted.

The definitive proxy statement will be mailed to stockholders of Transgenomic. TRANSGENOMIC URGES INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the definitive proxy statement (when available) and other documents filed with the SEC by Transgenomic through the web site maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement (when available) and other documents filed with the SEC can also be obtained on Transgenomic’s website at http://www.transgenomic.com/ir/investor-information/.

Transgenomic and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Transgenomic in connection with the Merger. Information about the directors and executive officers of Transgenomic is set forth in Transgenomic’s proxy statement filed with the SEC on April 29, 2016. Additional information regarding the interests of these participants and other persons who may be deemed participants in the Merger may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.

This document will not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2016

Transgenomic, Inc.,

By:	/s/ Paul Kinnon
Paul Kinnon
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated October 12, 2016, by and among Transgenomic, Inc., New Haven Labs Inc. and Precipio Diagnostics, LLC
3.1	Amendment to Amended and Restated Bylaws
99.1	Form of Voting Agreement, by and among Transgenomic, Inc., Precipio Diagnostics, LLC, and certain holders of Transgenomic common stock
99.2	Form of Voting Agreement, by and among Transgenomic, Inc., Precipio Diagnostics, LLC, and certain members and warrantholders of Precipio
99.3	Press release dated October 12, 2016